Exhibit 99.2

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

Magma Design Automation

January 29, 2004 – 2 p.m. PST

Operator:	Good afternoon, my name is Adrienne and I will be your conference facilitator. At this time I would like to welcome everyone to the Magma’s third quarter earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press star, then the number 2 on your telephone keypad. Thank you.

Mr. Lazich, you may begin your conference.

Milan Lazich:	Good afternoon. This is Milan Lazich, Vice President of Corporate Marketing for Magma Design Automation, and I would like to welcome you to Magma’s earnings call for the quarter ended December 31, 2003, the third quarter of our 2004 fiscal year.

On the call today are Rajeev Madhavan, Magma’s Chairman and Chief Executive Officer, Roy Jewell, Magma’s President and Chief Operating Officer and Greg Walker, our Chief Financial Officer.

We will review the results of operations for the recently completed quarter, discuss our direction in going forward and field questions at the conclusion of our remarks.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

A press release announcing our quarterly results was distributed shortly after 4:30 pm EST today and you may view it on the Magma website at www.magma-da.com. Our updated financial guidance is now available on Magma’s website for your reference when Greg Walker discusses it in a few minutes.

A reconciliation of pro forma results to GAAP results appears in the earnings press release.

Now I would like to review the Safe Harbor guidelines for today. During today’s conference call, including the question-and-answer period, we make forward-looking statements such as statements as to our expected financial results, our current and future products and plans, our market sharing competition, customer spending trends, market trends and sources of future revenue. These forward-looking statements are subject to many risks and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from these forward-looking statements include but are not limited to, potential difficulties integrating recent acquisitions into our business, potential delays in new product or product enhancement rollouts, the impact of the economic recession, possible delays of customer orders or failure of customers to renew licenses, potentially weak sales of the company’s product and services, increasing competition in the EDA market and weakness in the semiconductor or electronic systems industries.

We refer you to the full discussion of risks and uncertainties associated with the company’s business set forth in the company’s 10-K for the fiscal year ended March 31, 2003, in Magma’s quarterly report on Form 10-Q for the quarter ended September 30, 2003, and in subsequently filed reports.

These documents identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements. Magma does not undertake any obligation to update forward-looking statements made today.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

At this time I will turn the call over to Rajeev Madhavan, Magma’s Chairman and Chief Executive Officer.

Rajeev Madhavan:	Thank you Milan. Good afternoon, everyone.

The third quarter was another successful one for Magma. We added more customers in a single quarter than ever before, our Blast Create product demonstrated solid momentum in the logic design market, and we completed the acquisitions of Silicon Metrics Corporation and Random Logic Corporation. In a few minutes, Roy will speak in more detail about these and other accomplishments. Later Greg will cover our financial results for the quarter, a period in which we met or exceeded all our financial targets and achieved revenue of more than $31 million – another quarterly record.

Trends in the overall market show some indicators of improvement. Progress in world economies should lead to growth in the market for semiconductors so we expect better times ahead for our customers, with a likely increase in R&D spending to accompany it.

The most recent quarterly data available on EDA spending showed it was a good quarter for the industry, but I don’t think anyone is ready just yet to say bull market is ahead of us. For one thing, EDA spending in North America was not very robust, so it’s premature to say we are looking at a solid recovery in EDA. Nevertheless, our industry’s revenue has increased sequentially for the past four quarters, so overall we are positive.

At Magma, we have focused on those chips that are designed at advanced technologies, 0.13 micron and below. And when we look at that segment, we see a picture that’s more rosy. In just the last few months, major foundries with fabs at these advanced geometries are operating at about 100% capacity.

Market data from International Business Strategies shows that more and more design starts will be targeted at 0.13 micron and smaller. In fact, the data shows that the designs at 0.15 micron and smaller as a portion of total designs increases from 35.6% in 2003 to 47.4% in 2004.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

This trend has implications for EDA, and Magma in particular. Chips at these geometries will require that design solutions offer more rigorous capabilities in design closure with respect to timing, noise, area, power and manufacturing.

We think designs at 90 nanometers, 65 nanometers and smaller geometries require an approach different from what has been traditionally represented as DFM, involving post-layout printability enhancement. We believe design implementation should anticipate manufacturability issues and eliminate the need for major post-layout corrections. At 90 and 65 nanometers, certain non-manufacturable patterns could not be corrected even with post-processing and hence must be prevented during design.

In this respect, we are approaching DFM with the mindset that is fundamentally different from other vendors, an approach driven by our conviction that problems need to be corrected during implementation itself, not later as a post-processing step.

So while manufacturing rules checking get added into physical verification flow, design optimization for manufacturability is being added to our digital implementation flow. That core difference between Magma and other vendors applies to timing, power and now to manufacturing issues as well.

We believe the key differentiator among EDA tools should ultimately be the quality of results metrics – metrics of area, power, manufacturability and performance, while simultaneously optimizing for the total cost of the design.

By improving these, Magma delivers true economic benefits for our customers. In terms of area, our users are able to consistently reduce area by 10 to 20% compared to competitors’ flows on designs greater than 300,000 gates.

Another key quality of results metric is power. In a recent tape-out at TSMC by a U.S.-based communications company, Magma’s Blast Fusion APX and Blast Rail

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

reduced the customer’s leakage power by 30% compared to a competitive flow. Because Magma’s approach manages power throughout the entire design flow, customers achieved greater than 50% total power reduction. In coming months, you will hear more from Magma on these and other important elements of chip design as we seek to maintain the technology edge we have now.

Now Roy will discuss the quarter’s accomplishments in greater detail. Roy?

Roy Jewell:	Thank you, Rajeev. I’ll spend a few minutes on company developments and market milestones we reached this quarter.

As Rajeev discussed earlier, since the company’s formation seven years ago, we have focused on delivering the leading implementation flow for digital designs targets at 0.13 micron and below. No other EDA company has had that charter since their inception. We are hence clearly positioned as the industry’s leader in technology, repeatedly demonstrated by the success our customers have achieved using our products for their most aggressive designs.

Magma is a technology company and nothing has higher priority than the investment we make to maintain our technology elite and provide our customers with the capabilities they require. Aggressive product development is the heart and soul of this company and the ability of our R&D team to repeatedly deliver industry-leading products is the basis for the commercial success Magma has and continues to experience.

In product development, our latest release, version 4.1, included enhancements throughout the design flow. In prototyping, faster, earlier design exploration has provided for large complex full-chip multimillion-gate designs. For an example of recent customer success with Magma’s prototyping capability, simply see today’s announcement with Renesas that I’ll discuss in a minute.

Low-power design enhancements enabled designers to build robust and reliable chips at 90-nanometer and 65-nanometer processes, and before long at 45 nanometers.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

Version 4.1 continues to lead the industry in signal integrity avoidance techniques by introducing a new patent-pending load-based noise fixing flow. Magma continues to deliver noise-clean designs using this unique approach and we are the only company to provide a fully integrated signal integrity analysis and avoidance system built directly into the IC implementation.

We also continue to work closely with our industry partners to facilitate faster and broader product adoption by our customers. This week we made two announcements; one about support among our IP partners and another about further ASIC endorsements of Blast Create.

First the ASIC endorsements: Toshiba has validated Blast Create as a design environment for an RTL-to-netlist handoff flow, confirming that Blast Create provides good timing correlation from synthesis to physical implementation. This came after Toshiba successfully implemented a 3-million-gate, SoC design using data generated by Blast Create. Toshiba said that by adopting Blast Create in addition to Blast Fusion, which they’ve been using successfully for the past three years, that they have realized a consistent streamlined flow from RTL to GDSII, yielding superior quality of results.

IBM has also endorsed Blast Create, announcing a few weeks ago that it is accepting design data from Blast Create for implementation of ASIC designs. Designs validated by IBM’s ASIC group have shown the handoff from Blast Create to provide a high degree of correlation with IBM’s static timing tool physical design system, and IBM qualified Blast Create by accepting multiple test cases it synthesized and successfully transferred them into the ASIC design system. So Blast Create is now an additional synthesis tool choice for implementing IC designs with IBM.

These recent ASIC endorsements by Toshiba and IBM and the earlier endorsement by NEC are clear indicators of the increasing adoption of Magma synthesis as a production-proven technology.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

We announced Monday strengthened alliances with major IP vendors to ensure their offerings are Magma-ready. By working closely with more IP partners, we have made it easier for designers to use Magma in their design flows. These alliance members and MagmaTies partners have committed to providing a reference methodology using Blast Create and Blast Fusion with support for their IP products. This will ensure that our partners IP products can be quickly integrated into our mutual customers’ IC designs. Magma-ready IP is available from Artisan, Denali, Mentor Graphics, Qualcore Logic, Rambus, SuperH, TriCN and Virage Logic. You can expect a similar announcement by Magma with other major IP partners in the near future.

In terms of market success, in the quarter we added 21 new customers, continuing our trend of adding at least 10 customers each quarter. Six of these are new Blast Create customers, which Rajeev mentioned is seeing more success in the market. We launched it last April and since then have seen strong acceptance, adding new synthesis customers each quarter since its release. We announced a number of customer successes with Blast Create early last quarter, and a new leading communications customer this quarter found Blast Create so efficient that we were able to go from initial engagement to closing a large multimillion dollar RTL-to-GDSII engagement in less than three months – a first for Magma. In fact, using Blast Create, this customer reduced die size by 28% over what had been previously achieved with a competitive product. Cumulatively, we expect customers to have taped out 20 designs that use Blast Create by the end of this quarter. We have more than 30 active Blast Create benchmarks going on at the moment also.

Next, not to overlook our success in physical design, Blast Fusion continues to demonstrate technology advantages compared to competitive offerings. Magma users have been able to reduce power consumption by 30% to 35% while simultaneously improving overall timing. Our Blast Fusion APX product is being actively used on 90-nanometer production designs where advanced nanometer technology is required. Magma is the first company to concurrently address timing and crosstalk noise in the presence of 90-nanometer process variations.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

This morning’s announcement with Renesas describes the success they had using a design flow including our Blast Fusion APX, Blast Noise and Blast Plan to complete a very challenging design, a 0.13-micron chip for high-end consumer applications. It has 10 million gates and clocks running at 400 megahertz. Renesas evaluated their point—tool-based flow and concluded that the Magma flow provided significant advantage in capacity, runtime and quality of results. The mark of our success is enabling our customers to reach their commercial goals, and in this case Magma enabled Renesas to achieve on-time delivery of working silicon, validating their decision to adopt Magma. We enable a higher quality of silicon that goes to volume production in the shortest amount of time.

Finally, the acquisitions of Silicon Metrics and Random Logic that we announced during the quarter support our overall strategy of providing complete design solutions for advanced chips. As Rajeev mentioned earlier, the trends we see are an increasing rate of migration to 0.13-micron and smaller designs, and this trend requires a silicon-driven approach. This is why we continue to tighten the link between design and silicon.

Our Silicon Correlation Division, the offspring of our acquisition of Silicon Metrics, continues to provide infrastructure for industry-standard design flows. We expect future releases to offer improvements that reduce library qualification time and correlation time for our customers. I should say as a wrap-up to the announcement of the mergers, the integration of the teams from Silicon Metrics and Random Logic have now been completed with minimal disruptions.

I will now turn the call back over to Rajeev.

Rajeev Madhavan:	Thank you, Roy. Before Greg goes over the financial result and our guidance, let me summarize the highlights of our recent quarter.

•	We added more than 20 new customers, the fifth consecutive quarter in which we added 10 or more.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

•	Market reception for Blast Create continues to be strong, as we recently announced a number of tape-outs and growing industry support.

•	Enhancements to Blast Fusion now result in significantly reduced turnaround time for our customers.

•	The 4.1 release enhances our technology superiority and expands our leadership in area, capacity speed, timing, noise and power.

•	We achieved record quarterly revenue of more than $31 million, the first time we have passed the $30 million mark in a quarter. This puts us over $100 million for the full calendar year, a mark few EDA companies have ever reached.

•	Benchmark activity remains strong, at its highest level ever.

•	We met or exceeded all our financial guidance targets and again achieved record backlog and pro-forma EPS.

At this time, Greg Walker will review our financial results in detail. Greg?

Greg Walker:	Thank you, Rajeev, and good afternoon everyone. As Rajeev noted, in Q3 we were able to meet or exceed all the financial targets we set during our last quarterly earnings call. In a few minutes I’ll go over our updated guidance, which as Milan mentioned is now available on the Magma website for your reference.

Total orders for the quarter in the mid-$40 million range were well within our target guidance. Book-to-bill ratio for the quarter was approximately 1 1/2 to 1, including the over-achievement of our revenue target for the quarter.

Orders for the calendar year ending on December 31 totaled more than $205 million and orders for the first three quarters of the fiscal year 2004 were more than $140 million. This represents more than a 60% and a 70% year-over-year growth, respectively.

The two-quarter moving average growth rate for orders during the second quarter – I’m sorry, during the third quarter – was over 11%, which was within our target range of 10-20%.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

As expected and comprehended within our guidance, we did not close any of our large “Stage 3” deals during the quarter, but we did close approximately 60 deals in total, including several that were not in the pipeline as forecasted at the beginning of the quarter.

Of the total orders, 89% was for licenses, with 9% for maintenance and 2% for services. Within license orders, 76% were for orders to be recognized in revenue on either a ratable or a due-and-payable basis, 20% for short-term time-based licenses and 4% to be recognized on a cash receipts basis.

Revenue for the quarter was $31.1 million, up 20% from the prior quarter and 66% over the same quarter last year. This amount exceeded the top end of our revenue guidance of $29.7 million by approximately 5% and was affected by a single large transaction with a European customer.

License sales accounted for approximately 88% of total revenue, which is flat in comparison to the prior quarter. Within the license revenue, 21% was for orders recognized on a ratable basis, 45% was on a due-and-payable basis, 30% for short-term time-based licenses recognized upon shipment and 4% was for orders to be recognized on a cash-receipts basis.

Maintenance was 7% of the total revenue and service was 5%, which represents the same distribution as last quarter.

Revenue from beginning backlog was 72% overall, while 28% came from turns during the quarter.

International sales accounted for 54% of revenue, up 2% from the prior quarter. This increase was due to a very strong quarter, both from a bookings and revenue perspective, in Europe, while Japan and Asia continued to maintain significant growth.

In total, three customers each accounted for more than 10% of total revenue, totaling to a total of 49%. Total revenue for this calendar year was slightly over $100 million,

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

up by more than 40% over last year, and revenue for the first three quarters of fiscal year 2004 is approximately $80 million, which is up by more than 45% over the same period in fiscal 2003.

Turning to backlog: as you know, our practice is to not comment a great deal on backlog, but I can say that total backlog stood at the end of the quarter at well over $241 million. Of this backlog, $23 million is scheduled to be recognized in revenue during the remainder of fiscal year 2004, with more than $90 million being estimated for 2005, assuming normal maintenance [renewal] rates.

Pro forma consolidated gross margin for the quarter was $27.3 million, or 88% of revenue compared to $22.5 million for the prior quarter, or 87% of revenue. For your reference, our long-term target for gross margin is 90%.

Consolidated R&D spending in Q3 was $7.4 million, or 24% of revenue, up from $5.8 million or 23% of revenue in the prior quarter. Approximately 60% of this increase was due to the addition of the Random Logic, Silicon Metrics and Circuit Semantics R&D teams during the quarter, and 40% was due to organic growth within the R&D organization itself.

Sales and marketing expenses were $10 million for the quarter, up from $8.3 million in the prior quarter. This was 32% of revenue for the quarter, which is flat from last quarter. This $1.7 million increase in spending reflects new sales personnel hired during the quarter, specifically additional application engineers and, to a lesser degree, the impacts of the addition of the Silicon Metrics sales force.

G&A expenses were $3 million, or 9.5% of total revenue, up slightly from the prior quarter. This reflects the impact of increasing costs related to Sarbanes-Oxley compliance requirements and the increases in accounting and legal expenses.

Turning to pro –forma-to-GAAP adjustments, amortization of stock-based compensation expenses for the quarter were $900,000. Capitalized software, in-process R&D and developed technology amortization was $1.1 million, while impairment and reserve charges against long-lived assets is $300,000 and the amortization of acquisition-related intangible assets was $600,000.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

Additionally, this quarter’s GAAP results include the effect of the consolidation of a small equity investment, which for GAAP’s purposes was determined to be under Magma’s deemed control. The effect of this consolidation on the income statement was an additional $200,000 of expense in the GAAP P&L.

Pro-forma operating income for Q3 was $7 million or 23% of revenue, up from $5.9 million in Q2 and flat with 23% of revenue in the prior quarter.

Pro-forma net other income was $900,000 for the quarter, also flat from Q2.

Tax expense during the quarter was $1 million, a rate of about 13% of pro forma pre-tax income as compared to $900,000 in Q2, also at a rate of 13%.

Net income for the quarter on a pro forma basis was $6.9 million or 22% of revenue, up from $6 million or 23% of revenue in Q2. This represents a quarter-over-quarter increase of approximately $900,000, or 16% quarter over quarter growth.

Fully diluted pro forma EPS for the quarter was $.16 per share, compared to $.15 per share in Q2. This matches the top end of our guidance range for EPS for the quarter of $.12 to $.16. Fully diluted GAAP EPS was $.09 per share as compared to $.09 per share in Q2. The pro –forma-to-GAAP adjustments mentioned earlier account for approximately $.07 per share.

Total cash and investments ended the quarter at $181.3 million, including $113 million of long-term investments, down from $217.2 million at the end of Q2. The reduction consists primarily of the cash outlays for acquisitions and technology investments and about $46 million, being offset by cash from operations generated of about $12.6 million.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

Turning to Accounts Receivable, AR increased during the quarter from $22.3 to $25.4 million. Of the $25.4 million outstanding, approximately $11.8 million is recorded as unbilled receivables, of which approximately $6.5 million is attributable to the single large European sales transaction referred to earlier.

DSO for the quarter was down to 74 days, down from 78 days in Q2, and deferred revenue increased to $18.1 million, up from $15.8 million in the prior quarter.

Of the $25.4 million in Accounts Receivable, $2.2 million, or less than 10%, is more than 60 days overdue. Since the end of the quarter, we have collected, of that $2.2 million, $300,000, and we have commitments to pay of another $500,000. Of the remaining $1.4 million, $300,000 has been fully reserved in expenses, and no revenue has been recognized on the remaining $1.1 million and they’re being treated as – being recognized on a cash-receipts basis for revenue recognition purposes.

Magma’s total headcount ended the December quarter at 437, up from 354 at the end of the September quarter. Of this 83-person increase, 40 employees were added through the Silicon Metrics, Random Logics and Circuit Semantics transactions, 30 were added to our India operations and the majority of the remaining additions were R&D and applications engineers hired in the United States.

In conclusion, we are extremely pleased with the financial performance the company achieved during the quarter. We continue to execute on our operating plan and are able to perform well within or exceed our guidance range on all fronts.

Turning to guidance: as we said previously, we expect the combined impact of the acquisitions we concluded during the December quarter to be minimally dilutive in December, about $.02 per share, and $.01 per share in the March quarter, then neutral to accretive beyond that. Our pro forma guidance for the fourth quarter and future quarters comprehends these impacts.

Magma Design Automation (Nasdaq: LAVA) – 3Q FY 2004 Earnings Call

January 29, 2004/2 p.m. PST

Also, in order to clarify any confusion that could be potentially caused by the use of growth rates versus dollar ranges on some of our guidance items, we are converting our orders and revenue guidance going forward to dollar ranges only. Our fourth quarter guidance therefore is as follows:

•	The two-quarter trailing moving average of orders should grow 5%-20% within the quarter. This represents a slight increase in the bottom of the range as compared to the Q4 guidance from last quarter. As we said on our last earnings call, this is the last quarter for which we will provide guidance on the two-quarter moving average basis.

•	Total orders for the March-ending quarter are expected to be between $70 million and $90 million and, as we disclosed on our prior calls, we have expectations of one to two “Stage Three” deals closing within the quarter.

•	Revenue is expected to be in the range of $32 million to $34 million, which, like orders, represents a slight increase in the bottom of the range on a dollar basis.

•	Revenue from backlog is expected to be between 65% and 75% of total revenue.

•	Pro forma gross margin is expected to be between 87% and 90%.

•	Pro forma pre-tax income is expected to be between 22% and 27% for the quarter.

•	The tax rate is still planned at 15%.

•	Therefore, pro forma EPS is expected to be between $.15 and $.19 per share.

•	While DSO is expected to be between 85 and 90 days.

We have published forward-looking quarterly targets for the fourth quarter of this fiscal year and all four quarters of next fiscal year, fiscal year 2005, on our website.

Once again, I will remind and caution everyone that these guidance indicators are forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent our best current judgment of current business operating conditions, but we cannot assure you that our results will be consistent with these projections due to the factors noted today and to other risks and uncertainties, more formally discussed in the company’s most recent Form 10-K and Magma’s quarterly reports on Form 1-Q. In making forward-looking statements in this call, Magma is not undertaking a responsibility to update those statements as the quarter progresses, and in fact disclaims any responsibilities to do so.